Exhibit 99.1
KINDER MORGAN REPORTS SECOND QUARTER 2024 FINANCIAL RESULTS

Approves Cash Dividend of $0.2875 Per Share ($1.15 Annualized)
Earnings per Share Flat to Second Quarter 2023; Adjusted Earnings per Share Up 4%

HOUSTON, July 17, 2024 - Kinder Morgan, Inc.’s (NYSE: KMI) board of directors today approved a cash dividend of $0.2875 per share for the second quarter ($1.15 annualized), payable on August 15, 2024 to stockholders of record as of the close of business on July 31, 2024. This dividend is a 2% increase over the second quarter of 2023.

The company is reporting:
•Second quarter earnings per share (EPS) of $0.26 and distributable cash flow (DCF) per share of $0.49, flat and up 2%, respectively, compared to the second quarter of 2023.
•Net income attributable to KMI of $575 million, compared to $586 million in the second quarter of 2023.
•DCF of $1,100 million for the quarter, compared to $1,076 million in the second quarter of 2023.

“In the second quarter we enjoyed another solid quarter of strong operational and financial performance. We continued to internally fund high-quality capital projects while generating cash flow from operations of $1.7 billion and $1.1 billion in free cash flow (FCF) after capital expenditures. In addition, we were pleased to welcome Amy Chronis to her first KMI board of directors meeting. I am thrilled to have Amy join our talented board as we look forward to gaining the benefit of her financial acumen and robust knowledge of the energy industry,” said Executive Chairman Richard D. Kinder.

“As a leader in the midstream sector with an extensive, interconnected network of fee-based assets in the energy infrastructure space, we are proud to play a significant role in maintaining energy security for the United States. Furthermore, through our large and growing support to the liquified natural gas (LNG) sector, including our own export facility at Elba Island, we are also playing a key role in providing energy security to countries around the world,” Kinder concluded.

“The company had a solid second quarter on increased financial contributions from our Natural Gas Pipelines, Products Pipelines and Terminals business segments, with Adjusted EBITDA up 3% versus the second quarter of 2023,” said Chief Executive Officer Kim Dang.

“KMI’s balance sheet remains very strong, as we ended the quarter with a Net Debt-to-Adjusted EBITDA ratio of 4.1 times,” continued Dang.

“Notwithstanding the current low-price environment for natural gas, the future looks very bright for our Natural Gas Pipelines business segment. As I noted last quarter, we expect demand for natural gas to grow substantially between now and 2030, led by more than a doubling of demand for LNG exports and an almost 50% increase in natural gas exports to Mexico. We are also anticipating significant new natural gas demand for electric generation associated with artificial intelligence operations, cryptocurrency mining, data centers and industrial re-shoring, which would be additive to the growth discussed above,” continued Dang. “One example of opportunities to meet this demand growth is our announcement today of a successful binding open season on the proposed South System Expansion 4 Project designed to increase Southern Natural Gas (SNG) Pipeline’s South Line capacity by approximately 1.2 billion cubic feet per day (Bcf/d). Once completed following receipt of all required approvals, the project will help meet growing power generation and local distribution company demand in the Southeast markets.

“Our project backlog at the end of the second quarter was $5.2 billion, up from $3.3 billion in the first quarter of 2024. In calculating backlog Project EBITDA multiples, we exclude both the capital and EBITDA from our CO2 enhanced oil recovery projects and our gathering and processing (G&P) projects, where the earnings are more uneven than with our other business segments. To compensate for those uneven earnings profiles, we require higher return thresholds for those projects. We expect the remaining $3.8 billion of projects in the backlog to generate an average Project EBITDA multiple of approximately 5.4 times.

“We are devoting approximately 80% of our project backlog to lower-carbon energy investments, including conventional natural gas, renewable natural gas (RNG), renewable diesel (RD), feedstocks associated with RD and sustainable aviation fuel (SAF), as well as carbon capture and sequestration,” Dang concluded.

2024 Outlook

For 2024, including contributions from the acquired STX Midstream assets, KMI budgeted net income attributable to KMI of $2.7 billion ($1.22 per share), up 15% versus 2023, and expects to declare dividends of $1.15 per share for 2024, a 2% increase from the dividends declared for 2023. The company also budgeted 2024 DCF of $5 billion ($2.26 per share), and Adjusted EBITDA of $8.16 billion, both up 8% versus 2023, and to end 2024 with a Net Debt-to-Adjusted EBITDA ratio of 3.9 times.

The budget assumes average annual prices for West Texas Intermediate (WTI) crude oil and Henry Hub natural gas of $82 per barrel and $3.50 per million British thermal unit (MMBtu), respectively, consistent with the published forward curve available during the company’s annual budget process.

“We expect to be roughly in-line with our budget for the full year (on budget or within 1-2% below). Lower than budgeted commodity prices, winter weather impacts and start-up delays on our RNG facilities as well as lower G&P volumes are expected to be offset or mostly offset by better than budgeted natural gas transport and storage contributions, better than expected contributions from our Terminals segment, and lower pension costs,” said Dang.

This press release includes Adjusted Net income attributable to KMI and DCF, in each case in the aggregate and per share, Adjusted Segment EBDA, Adjusted EBITDA, Net Debt, FCF, and Project EBITDA, all of which are non-GAAP financial measures. For descriptions of these non-GAAP financial measures and reconciliations to the most comparable measures prepared in accordance with generally accepted accounting principles, please see “Non-GAAP Financial Measures” and the tables accompanying our preliminary financial statements.

Overview of Business Segments

“The Natural Gas Pipelines business segment’s financial performance in the second quarter of 2024 relative to the second quarter of 2023 benefited from higher contributions from our Texas Intrastate system as well as additional contributions from our STX Midstream acquisition, partially offset by lower contributions from our gathering systems due to asset divestitures and lower commodity prices,” said KMI President Tom Martin.

“Natural gas transport volumes were up slightly compared to the second quarter of 2023. Natural gas gathering volumes were up 10% from the second quarter of 2023, primarily from our Haynesville and Eagle Ford gathering systems.

“Contributions from the Products Pipelines business segment were up compared to the second quarter of 2023 due to higher rates on existing assets and contributions from new capital projects. Total refined products volumes were up slightly and crude and condensate volumes were flat compared to the second quarter of 2023,” Martin said.

“Terminals business segment earnings were up compared to the second quarter of 2023. Our liquids terminals benefited from expansion projects placed in-service as well as higher rates and utilization at our New York Harbor hub facilities. Our bulk business benefited from increased coal, petroleum coke and soda ash volumes. Higher rates on our Jones Act tankers, which remain fully contracted under term charter agreements, also contributed to the segment’s performance for the quarter,” continued Martin.

“CO2 business segment earnings, excluding the gain from a divestiture, were down compared to the second quarter of 2023, due to lower crude volumes, CO2 sales, and NGL volumes, down 13%, 8%, and 17% respectively, on a net-to-KMI basis compared to the second quarter of 2023. Crude volumes were down partially due to timing of the recovery of production at SACROC after an outage in 2023. Year-to-date crude volumes were down 8%. Price movements across the segment’s three primary commodities netted out positively for the quarter versus the second quarter of 2023. The segment benefited from increased contributions from the Wink Pipeline, primarily due to a refinery outage in 2023. KMI’s ETV contributions were higher due to RNG facilities being placed in service after the second quarter of 2023,” said Martin.

Other News
Corporate
•KMI is moving from an annual to a biennial in-person investor day presentation. Therefore, there will be no in-person investor day presentation in 2025 but the company expects to hold one in the first quarter of 2026. KMI will continue to release its detailed annual budget early in the first quarter of each year, consistent with prior practice.

Natural Gas Pipelines
•SNG held a successful binding open season on the proposed South System Expansion 4 (SSE4) Project designed to increase SNG’s South Line capacity by approximately 1.2 Bcf/d. Upon completion, the approximately $3 billion project will help meet growing power generation and local distribution company demand in the Southeast markets. SSE4 will be almost entirely comprised of brownfield looping and horsepower compression additions on the SNG and Elba Express pipeline systems. Subject to all required approvals, KMI expects the project to be in service beginning in late 2028.

•In early July, the company executed definitive agreements necessary to proceed with its approximately $263 million Altamont Green River Pipeline project. This project will provide additional natural gas egress to relieve existing production constraints in the Uinta Basin. The Green River Pipeline will consist of approximately 43 miles of 20-inch pipeline and associated compression, providing approximately 150 million cubic feet per day (MMcf/d) of capacity from the basin to the Western Chipeta processing plant. Interim facilities will be constructed for immediate natural gas takeaway until the new pipeline is in service, projected for mid-2025.

•Construction activities are well underway for the Kinder Morgan Tejas Pipeline’s (Tejas) approximately $94 million South Texas to Houston Market expansion project. The project will add compression on Tejas’ mainline to increase natural gas deliveries by approximately 350 MMcf/d to Houston markets. The target in-service date is the first quarter of 2025.

•Construction is ongoing on an approximately $168 million expansion of the Kinder Morgan Texas Pipeline (KMTP) system to provide transportation and treating services to lean gas Eagle Ford producers in Webb County. The expansion project, supported by a long-term contract, is designed to deliver up to 400 MMcf/d of Eagle Ford natural gas supply into the company’s Texas Intrastate network. The project is currently on track to be placed in service in November 2024.

•The first phase of the $670 million Evangeline Pass project was placed in service on July 1, 2024. Construction continues on the second phase of the project, which has an expected in-service date of July 1, 2025. The two-phase project involves modifications and enhancements to portions of the Tennessee Gas Pipeline (TGP) and Southern Natural Gas (SNG) systems in Mississippi and Louisiana, which will result in the delivery of approximately 2 Bcf/d of natural gas to Venture Global’s Plaquemines LNG facility.

Terminals
•Construction activities continue on KMI’s latest expansion of its industry-leading RD and SAF feedstock storage and logistics offering at its lower Mississippi River hub. The scope of work at its Geismar River Terminal in Geismar, Louisiana includes construction of multiple tanks totaling approximately 250,000 barrels of heated storage capacity as well as various marine, rail and pipeline infrastructure improvements. The approximately $54 million Geismar River Terminal project, which is supported by a long-term commercial commitment, is expected to be in service by the fourth quarter of 2024.

Products
•With definitive agreements signed, the company plans to convert its Double H Pipeline system from crude oil to natural gas liquids (NGL) service, providing Williston Basin producers and midstream companies with pipeline capacity to key market hubs. The approximately $150 million project is anticipated to be in service in the first quarter of 2026. The pipe will remain in crude service well into 2025 and shippers will be notified in advance of it going out of crude service. Future phases could provide incremental pipeline capacity, including out of the Powder River Basin.

•With the completion of KMI’s Southern California RD hub and phase 2 of its Northern California RD hub, the company is scoping a phase 3 expansion at its Northern California RD hub. This expansion will involve commencing RD service to Chico and Sacramento and expanding RD service to multiple locations including Fresno, San Jose, Colton and Mission Valley, while adding between 10,000 and 20,000 barrels per day (Bbl/d) of incremental RD capacity across those locations. In-service dates will depend on permit requirements and customer support.

•On June 10, 2024, SFPP, L.P., a subsidiary of KMI, launched an open season for up to 10,000 Bbl/d of additional capacity on its East Line system for transportation service from El Paso, Texas to Tucson, Arizona. Interested customers will be able to make take-or-pay volume commitments for Mexican grade diesel as well as domestic grade products (gasoline, diesel and jet fuel). The open season is scheduled to run through August 9, 2024.

CO2
•During the quarter, Kinder Morgan CO2 optimized its asset portfolio through two transactions in the Permian Basin for a net outlay of approximately $40 million. The segment divested its interests in the Katz Unit, Goldsmith Landreth San Andres Unit, Tall Cotton Field and Reinecke Unit, along with certain shallow interests in the Diamond M Field and acquired AVAD Energy Partners’ interest in the North McElroy Unit (NMU) and a leasehold interest in an undeveloped leasehold directly adjacent to SACROC. NMU is an existing waterflood that currently produces approximately 1,250 Bbl/d of crude oil. Kinder Morgan’s analysis suggests that NMU could be an excellent candidate for CO2 flooding. The impact of these two transactions is to replace fields with high production decline rates and limited CO2 flood opportunities with fields that have attractive potential CO2 flood projects.

Energy Transition Ventures
•Construction is nearly complete on the previously announced conversion of the Autumn Hills, Michigan landfill gas-to-electric facility to an RNG facility. The RNG facility is expected to be placed in service in the fourth quarter of 2024 with a capacity of 0.8 Bcf of RNG annually. Once complete and in service, this additional facility will bring KMI’s total RNG generation capacity to 6.9 Bcf per year.

Kinder Morgan, Inc. (NYSE: KMI) is one of the largest energy infrastructure companies in North America. Access to reliable, affordable energy is a critical component for improving lives around the world. We are committed to providing energy transportation and storage services in a safe, efficient and environmentally responsible manner for the benefit of the people, communities and businesses we serve. We own an interest in or operate approximately 79,000 miles of pipelines, 139 terminals, 702 billion cubic feet of working natural gas storage capacity and have renewable natural gas generation capacity of approximately 6.1 Bcf per year with an additional 0.8 Bcf in development. Our pipelines transport natural gas, refined petroleum products, crude oil, condensate, CO2, renewable fuels and other products, and our terminals store and handle various commodities including gasoline, diesel fuel, jet fuel, chemicals, metals, petroleum coke, and ethanol and other renewable fuels and feedstocks. Learn more about our work advancing energy solutions on the lower carbon initiatives page at www.kindermorgan.com.

Please join Kinder Morgan, Inc. at 4:30 p.m. ET on Wednesday, July 17, at www.kindermorgan.com for a LIVE webcast conference call on the company’s second quarter earnings.

Non-GAAP Financial Measures

As described in further detail below, our management evaluates our performance primarily using Net income attributable to Kinder Morgan, Inc. and Segment earnings before DD&A expenses, including amortization of excess cost of equity investments, (EBDA) along with the non-GAAP financial measures of Adjusted Net income attributable to Common Stock, and distributable cash flow (DCF), both in the aggregate and per share for each, Adjusted Segment EBDA, Adjusted Net income attributable to Kinder Morgan, Inc., Adjusted earnings before interest, income taxes, DD&A expenses, including amortization of excess cost of equity investments, (EBITDA) and Net Debt.

Our non-GAAP financial measures described below should not be considered alternatives to GAAP net income attributable to Kinder Morgan, Inc. or other GAAP measures and have important limitations as analytical tools. Our computations of these non-GAAP financial measures may differ from similarly titled measures used by others. You should not consider these non-GAAP financial measures in isolation or as substitutes for an analysis of our results as reported under GAAP. Management compensates for the limitations of our consolidated non-GAAP financial measures by reviewing our comparable GAAP measures identified in the descriptions of consolidated non-GAAP measures below, understanding the differences between the measures and taking this information into account in its analysis and its decision-making processes.

Certain Items, as adjustments used to calculate our non-GAAP financial measures, are items that are required by GAAP to be reflected in net income attributable to Kinder Morgan, Inc., but typically either (1) do not have a cash impact (for example, unsettled commodity hedges and asset impairments), or (2) by their nature are separately identifiable from our normal business operations and in most cases are likely to occur only sporadically (for example, certain legal settlements, enactment of new tax legislation and casualty losses). (See the accompanying Tables 2, 3, 4, and 6.) We also include adjustments related to joint ventures (see “Amounts from Joint Ventures” below).

The following table summarizes our Certain Items for the three and six months ended June 30, 2024 and 2023.

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(In millions)
Certain Items
Fair value amortization	$—	$4	$—	$—
Change in fair value of derivative contracts (1)	2	(62)	52	(130)
(Gain) loss on divestitures and impairment, net	(41)	—	(70)	67
Income tax Certain Items (2)	10	12	1	13
Other	2	—	2	—
Total Certain Items (3)(4)	$(27)	$(46)	$(15)	$(50)

Notes
(1)	Gains or losses are reflected when realized.
(2)	Represents the income tax provision on Certain Items plus discrete income tax items. Includes the impact of KMI’s income tax provision on Certain Items affecting earnings from equity investments and is separate from the related tax provision recognized at the investees by the joint ventures which are also taxable entities.
(3)	Amounts for the periods ending June 30, 2023 include the following amounts reported within “Earnings from equity investments” on the accompanying Preliminary Consolidated Statements of Income: (i) $1 million and $(1) million for the three and six months ended, respectively, included within “Change in fair value of derivative contracts” and (ii) $67 million for the six-month period only included within “(Gain) loss on divestitures and impairment, net” for a non-cash impairment related to our investment in Double Eagle Pipeline LLC in our Products Pipelines business segment.
(4)	Amounts for the periods ending June 30, 2024 and 2023 include, in aggregate, $(1) million and $(5) million for the three-month periods, respectively, and $1 million and $(13) million for the six-month periods, respectively, included within “Interest, net” on the accompanying Preliminary Consolidated Statements of Income which consist of (i) $4 million for the three-month period in 2023 only of “Fair value amortization” and (ii) $(1) million and $(9) million for the three-month periods, respectively, and $1 million and $(13) million for the six-month periods, respectively, of “Change in fair value of derivative contracts.”

Adjusted Net Income Attributable to Kinder Morgan, Inc. is calculated by adjusting net income attributable to Kinder Morgan, Inc. for Certain Items. Adjusted Net Income Attributable to Kinder Morgan, Inc. is used by us, investors and other external users of our financial statements as a supplemental measure that provides decision-useful information regarding our period-over-period performance and ability to generate earnings that are core to our ongoing operations. We believe the GAAP measure most directly comparable to Adjusted Net Income Attributable to Kinder Morgan, Inc. is net income attributable to Kinder Morgan, Inc. (See the accompanying Tables 1 and 2.)

Adjusted Net Income Attributable to Common Stock and Adjusted EPS is calculated by adjusting Net income attributable to Kinder Morgan, Inc., the most comparable GAAP measure, for Certain Items, and further for net income allocated to participating securities and adjusted net income in excess of distributions for participating securities. We believe Adjusted Net Income Attributable to Common Stock allows for calculation of adjusted earnings per share (Adjusted EPS) on the most comparable basis with earnings per share, the most comparable GAAP measure to Adjusted EPS. Adjusted EPS is calculated as Adjusted Net Income Attributable to Common Stock divided by our weighted average shares outstanding. Adjusted EPS applies the same two-class method used in arriving at basic earnings per share. Adjusted EPS is used by us, investors and other external users of our financial statements as a per-share supplemental measure that provides decision-useful information regarding our period-over-period performance and ability to generate earnings that are core to our ongoing operations. (See the accompanying Table 2.)

DCF is calculated by adjusting net income attributable to Kinder Morgan, Inc. for Certain Items, and further for DD&A and amortization of excess cost of equity investments, income tax expense, cash taxes, sustaining capital expenditures and other items. We also adjust amounts from joint ventures for income taxes, DD&A, cash taxes and sustaining capital expenditures (see “Amounts from Joint Ventures” below). DCF is a significant performance measure used by us, investors and other external users of our financial statements to evaluate our performance and to measure and estimate the ability of our assets to generate economic earnings after paying interest expense, paying cash taxes and expending sustaining capital. DCF provides additional insight into the specific costs associated with our assets in the current period and facilitates period-to-period comparisons of our performance from ongoing business activities. DCF is also used by us, investors, and other external users to compare the performance of companies across our industry. DCF per share serves as the primary financial performance target for purposes of annual bonuses under our annual incentive compensation program and for performance-based vesting of equity compensation grants under our long-term incentive compensation program. DCF should not be used as an alternative to net cash provided by operating activities computed under GAAP. We believe the GAAP measure most directly comparable to DCF is net income attributable to Kinder Morgan, Inc. DCF per share is DCF divided by average outstanding shares, including restricted stock awards that participate in dividends. (See the accompanying Table 2.)

Adjusted Segment EBDA is calculated by adjusting segment earnings before DD&A and amortization of excess cost of equity investments, general and administrative expenses and corporate charges, interest expense, and income taxes (Segment EBDA) for Certain Items attributable to the segment. Adjusted Segment EBDA is used by management in its analysis of segment performance and management of our business. We believe Adjusted Segment EBDA is a useful performance metric because it provides management, investors and other external users of our financial statements additional insight into performance trends across our business segments, our segments’ relative contributions to our consolidated performance and the ability of our segments to generate earnings on an ongoing basis. Adjusted Segment EBDA is also used as a factor in determining compensation under our annual incentive compensation program for our business segment presidents and other business segment employees. We believe it is useful to investors because it is a measure that management uses to allocate resources to our segments and assess each segment’s performance. (See the accompanying Table 4.)

Adjusted EBITDA is calculated by adjusting net income attributable to Kinder Morgan, Inc. for Certain Items and further for DD&A and amortization of excess cost of equity investments, income tax expense and interest. We also include amounts from joint ventures for income taxes and DD&A (see “Amounts from Joint Ventures” below). Adjusted EBITDA (on a rolling 12-months basis) is used by management, investors and other external users, in conjunction with our Net Debt (as described further below), to evaluate our leverage. Management and external users also use Adjusted EBITDA as an important metric to compare the valuations of companies across our industry. Our ratio of Net Debt-to-Adjusted EBITDA is used as a supplemental performance target for purposes of our annual incentive compensation program. We believe the GAAP measure most directly comparable to Adjusted EBITDA is net income attributable to Kinder Morgan, Inc. (See the accompanying Tables 3 and 6.)

Amounts from Joint Ventures - Certain Items, DCF and Adjusted EBITDA reflect amounts from unconsolidated joint ventures (JVs) and consolidated JVs utilizing the same recognition and measurement methods used to record “Earnings from equity investments” and “Noncontrolling interests (NCI),” respectively. The calculations of DCF and Adjusted EBITDA related to our unconsolidated and consolidated JVs include the same items (DD&A and income tax expense, and for DCF only, also cash taxes and sustaining capital expenditures) with respect to the JVs as those included in the calculations of DCF and Adjusted EBITDA for our wholly-owned consolidated subsidiaries; further, we remove the portion of these adjustments attributable to non-controlling interests. (See Tables 2, 3, and 6.) Although these amounts related to our unconsolidated JVs are included in the calculations of DCF and Adjusted EBITDA, such inclusion should not be understood to imply that we have control over the operations and resulting revenues, expenses or cash flows of such unconsolidated JVs.

Net Debt is calculated by subtracting from debt (1) cash and cash equivalents, (2) debt fair value adjustments, and (3) the foreign exchange impact on Euro-denominated bonds for which we have entered into currency swaps to convert that debt to U.S. dollars. Net Debt, on its own and in conjunction with our Adjusted EBITDA (on a rolling 12-months basis) as part of a ratio of Net Debt-to-Adjusted EBITDA, is a non-GAAP financial measure that is used by management, investors and other external users of our financial information to evaluate our leverage. Our ratio of Net Debt-to-Adjusted EBITDA is also used as a supplemental performance target for purposes of our annual incentive compensation program. We believe the most comparable measure to Net Debt is total debt as reconciled in the notes to the accompanying Preliminary Consolidated Balance Sheets in Table 6.

Project EBITDA is calculated for an individual capital project as earnings before interest expense, taxes, DD&A and general and administrative expenses attributable to such project, or for JV projects, consistent with the methods described above under “Amounts from Joint Ventures,” and in conjunction with capital expenditures for the project, is the basis for our Project EBITDA multiple. Management, investors and others use Project EBITDA to evaluate our return on investment for capital projects before expenses that are generally not controllable by operating managers in our business segments. We believe the GAAP measure most directly comparable to Project EBITDA is the portion of net income attributable to a capital project. We do not provide the portion of budgeted net income attributable to individual capital projects (the GAAP financial measure most directly comparable to Project EBITDA) due to the impracticality of predicting, on a project-by-project basis through the second full year of operations, certain amounts required by GAAP, such as projected commodity prices, unrealized gains and losses on derivatives marked to market, and potential estimates for certain contingent liabilities associated with the project completion.

FCF is calculated by reducing cash flow from operations for capital expenditures (sustaining and expansion), and FCF after dividends is calculated by further reducing FCF for dividends paid during the period. FCF is used by management, investors and other external users as an additional leverage metric, and FCF after dividends provides additional insight into cash flow generation. Therefore, we believe FCF is useful to our investors. We believe the GAAP measure most directly comparable to FCF is cash flow from operations. (See the accompanying Table 7.)

Important Information Relating to Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Generally the words “expects,” “believes,” “anticipates,” “plans,” “will,” “shall,” “estimates,” “projects,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements in this news release include, among others, express or implied statements pertaining to: the long-term demand for KMI’s assets and services; energy evolution-related opportunities; KMI’s 2024 expectations; anticipated dividends; and KMI’s capital projects, including expected costs, completion timing and benefits of those projects. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although KMI believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance as to when or if any such forward-looking statements will materialize nor their ultimate impact on our operations or financial condition. Important factors that could cause actual results to differ materially from those expressed in or implied by these forward-looking statements include: the timing and extent of changes in the supply of and demand for the products we transport and handle; commodity prices; counterparty financial risk; and the other risks and uncertainties described in KMI’s reports filed with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year-ended December 31, 2023 (under the headings “Risk Factors” and “Information Regarding Forward-Looking Statements” and elsewhere), and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website at ir.kindermorgan.com. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, KMI undertakes no obligation to update any forward-looking statement because of new information, future events or other factors. Because of these risks and uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Dave Conover	Investor Relations
Media Relations	(800) 348-7320
Newsroom@kindermorgan.com	km_ir@kindermorgan.com

Table 1
Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Statements of Income
(In millions, except per share amounts, unaudited)

	Three Months Ended June 30,		% change	Six Months Ended June 30,		% change
	2024	2023		2024	2023
Revenues	$3,572	$3,501		$7,414	$7,389
Operating costs, expenses and other
Costs of sales (exclusive of items shown separately below)	967	971		2,074	2,186
Operations and maintenance	741	685		1,421	1,324
Depreciation, depletion and amortization	584	557		1,171	1,122
General and administrative	179	169		354	335
Taxes, other than income taxes	109	103		220	213
Gain on divestitures, net	(45)	(13)		(77)	(13)
Other income, net	(1)	(1)		(10)	(2)
Total operating costs, expenses and other	2,534	2,471		5,153	5,165
Operating income	1,038	1,030		2,261	2,224
Other income (expense)
Earnings from equity investments	208	208		451	373
Amortization of excess cost of equity investments	(13)	(19)		(25)	(36)
Interest, net	(464)	(443)		(936)	(888)
Other, net	1	2		1	4
Income before income taxes	770	778		1,752	1,677
Income tax expense	(168)	(168)		(377)	(364)
Net income	602	610		1,375	1,313
Net income attributable to NCI	(27)	(24)		(54)	(48)
Net income attributable to Kinder Morgan, Inc.	$575	$586		$1,321	$1,265
Class P Shares
Basic and diluted earnings per share	$0.26	$0.26	—%	$0.59	$0.56	5%
Basic and diluted weighted average shares outstanding	2,219	2,237	(1)%	2,219	2,242	(1)%
Declared dividends per share	$0.2875	$0.2825	2%	$0.575	$0.565	2%
Adjusted Net Income Attributable to Kinder Morgan, Inc. (1)	$548	$540	1%	$1,306	$1,215	7%
Adjusted EPS (1)	$0.25	$0.24	4%	$0.59	$0.54	9%

Notes
(1)	Adjusted Net Income Attributable to Kinder Morgan, Inc. is Net income attributable to Kinder Morgan, Inc. adjusted for Certain Items. Adjusted EPS calculation uses Adjusted Net Income Attributable to Common Stock. See Table 2 for reconciliations.

Table 2
Kinder Morgan, Inc. and Subsidiaries
Preliminary Net Income Attributable to Kinder Morgan, Inc. to Adjusted Net Income Attributable to Kinder Morgan, Inc., to Adjusted Net Income Attributable to Common Stock and to DCF Reconciliations
(In millions, except per share amounts, unaudited)

	Three Months Ended June 30,		% change	Six Months Ended June 30,		% change
	2024	2023		2024	2023
Net income attributable to Kinder Morgan, Inc.	$575	$586	(2)%	$1,321	$1,265	4%
Certain Items (1)
Fair value amortization	—	4		—	—
Change in fair value of derivative contracts	2	(62)		52	(130)
(Gain) loss on divestitures and impairment, net	(41)	—		(70)	67
Income tax Certain Items	10	12		1	13
Other	2	—		2	—
Total Certain Items	(27)	(46)	41%	(15)	(50)	70%
Adjusted Net Income Attributable to Kinder Morgan, Inc.	$548	$540	1%	$1,306	$1,215	7%

Net income attributable to Kinder Morgan, Inc.	$575	$586	(2)%	$1,321	$1,265	4%
Total Certain Items (2)	(27)	(46)		(15)	(50)
Net income allocated to participating securities (3)	(3)	(4)		(7)	(7)
Other (4)	—	1		—	—
Adjusted Net Income Attributable to Common Stock	$545	$537	1%	$1,299	$1,208	8%

Net income attributable to Kinder Morgan, Inc.	$575	$586	(2)%	$1,321	$1,265	4%
Total Certain Items (2)	(27)	(46)	41%	(15)	(50)	70%
DD&A	584	557		1,171	1,122
Amortization of excess cost of equity investments	13	19		25	36
Income tax expense (5)	158	156		376	351
Cash taxes	(13)	(8)		(11)	(9)
Sustaining capital expenditures	(241)	(195)		(410)	(351)
Amounts from joint ventures
Unconsolidated JV DD&A	86	80		172	161
Remove consolidated JV partners' DD&A	(15)	(15)		(31)	(31)
Unconsolidated JV income tax expense (6)(7)	19	20		41	46
Unconsolidated JV cash taxes (6)	4	(52)		(53)	(52)
Unconsolidated JV sustaining capital expenditures	(55)	(46)		(89)	(75)
Remove consolidated JV partners' sustaining capital expenditures	2	2		5	4
Other items (8)	10	18		20	33
DCF	$1,100	$1,076	2%	$2,522	$2,450	3%
Weighted average shares outstanding for dividends (9)	2,232	2,250		2,232	2,255
DCF per share	$0.49	$0.48	2%	$1.13	$1.09	4%
Declared dividends per share	$0.2875	$0.2825		$0.575	$0.565

Notes
(1)	See table included in “Non-GAAP Financial Measures—Certain Items.”
(2)	For a detailed listing, see the above reconciliation of Net Income Attributable to Kinder Morgan, Inc. to Adjusted Net Income Attributable to Kinder Morgan, Inc.
(3)	Net income allocated to common stock and participating securities is based on the amount of dividends paid in the current period plus an allocation of the undistributed earnings or excess distributions over earnings to the extent that each security participates in earnings or excess distributions over earnings, as applicable.
(4)	Adjusted net income in excess of distributions for participating securities.
(5)	To avoid duplication, adjustments for income tax expense for the periods ended June 30, 2024 and 2023 exclude $10 million and $12 million for the three-month periods, respectively, and $1 million and $13 million for the six-month periods, respectively, which amounts are already included within “Certain Items.” See table included in “Non-GAAP Financial Measures—Certain Items.”
(6)	Associated with our Citrus, NGPL and Products (SE) Pipe Line equity investments.
(7)	Includes the tax provision on Certain Items recognized by the investees that are taxable entities. The impact of KMI’s income tax provision on Certain Items affecting earnings from equity investments is included within “Certain Items” above. See table included in “Non-GAAP Financial Measures—Certain Items.”
(8)	Includes non-cash pension expense, non-cash compensation associated with our restricted stock program and pension contributions.
(9)	Includes restricted stock awards that participate in dividends.

Table 3
Kinder Morgan, Inc. and Subsidiaries
Preliminary Net Income Attributable to Kinder Morgan, Inc. to Adjusted EBITDA Reconciliation
(In millions, unaudited)

	Three Months Ended June 30,		% change	Six Months Ended June 30,		% change
	2024	2023		2024	2023
Net income attributable to Kinder Morgan, Inc.	$575	$586	(2)%	$1,321	$1,265	4%
Certain Items (1)
Fair value amortization	—	4		—	—
Change in fair value of derivative contracts	2	(62)		52	(130)
(Gain) loss on divestitures and impairment, net	(41)	—		(70)	67
Income tax Certain Items	10	12		1	13
Other	2	—		2	—
Total Certain Items	(27)	(46)		(15)	(50)
DD&A	584	557		1,171	1,122
Amortization of excess cost of equity investments	13	19		25	36
Income tax expense (2)	158	156		376	351
Interest, net (3)	465	448		935	901
Amounts from joint ventures
Unconsolidated JV DD&A	86	80		172	161
Remove consolidated JV partners' DD&A	(15)	(15)		(31)	(31)
Unconsolidated JV income tax expense (4)	19	20		41	46
Adjusted EBITDA	$1,858	$1,805	3%	$3,995	$3,801	5%

Notes
(1)	See table included in “Non-GAAP Financial Measures—Certain Items.”
(2)	To avoid duplication, adjustments for income tax expense for the periods ended June 30, 2024 and 2023 exclude $10 million and $12 million for the three-month periods, respectively, and $1 million and $13 million for the six-month periods, respectively, which amounts are already included within “Certain Items.” See table included in “Non-GAAP Financial Measures—Certain Items.”
(3)	To avoid duplication, adjustments for interest, net for the periods ended June 30, 2024 and 2023 exclude $(1) million and $(5) million for the three-month periods, respectively, and $1 million and $(13) million for the six-month periods, respectively, which amounts are already included within “Certain Items.” See table included in “Non-GAAP Financial Measures—Certain Items.”
(4)	Includes the tax provision on Certain Items recognized by the investees that are taxable entities associated with our Citrus, NGPL and Products (SE) Pipe Line equity investments. The impact of KMI’s income tax provision on Certain Items affecting earnings from equity investments is included within “Certain Items” above.

Table 4
Kinder Morgan, Inc. and Subsidiaries
Preliminary Reconciliation of Segment EBDA to Adjusted Segment EBDA
(In millions, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Segment EBDA (1)
Natural Gas Pipelines Segment EBDA	$1,227	$1,255	$2,741	$2,750
Certain Items (2)
Change in fair value of derivative contracts	4	(54)	43	(119)
Gain on divestiture	—	—	(29)	—
Natural Gas Pipelines Adjusted Segment EBDA	$1,231	$1,201	$2,755	$2,631

Products Pipelines Segment EBDA	$301	$285	$593	$469
Certain Items (2)
Change in fair value of derivative contracts	—	1	1	1
Loss on impairment	—	—	—	67
Products Pipelines Adjusted Segment EBDA	$301	$286	$594	$537

Terminals Segment EBDA	$281	$261	$550	$515

CO2 Segment EBDA	$206	$175	$364	$347
Certain Items (2)
Change in fair value of derivative contracts	(1)	—	7	1
Gain on divestitures	(41)	—	(41)	—
CO2 Adjusted Segment EBDA	$164	$175	$330	$348

Notes
(1)	Includes revenues, earnings from equity investments, operating expenses, gain on divestitures, net, other income, net, and other, net. Operating expenses include costs of sales, operations and maintenance expenses, and taxes, other than income taxes. The composition of Segment EBDA is not addressed nor prescribed by generally accepted accounting principles.
(2)	See “Non-GAAP Financial Measures—Certain Items.”

Table 5
Segment Volume and CO2 Segment Hedges Highlights
(Historical data is pro forma for acquired and divested assets, JV volumes at KMI share (1))

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Natural Gas Pipelines
Transport volumes (BBtu/d)	42,122	42,014	42,864	42,666
Sales volumes (BBtu/d)	2,457	2,220	2,511	2,169
Gathering volumes (BBtu/d)	4,013	3,661	4,013	3,530
NGLs (MBbl/d)	42	34	39	33
Products Pipelines (MBbl/d)
Gasoline (2)	1,008	1,004	966	976
Diesel fuel	360	356	347	342
Jet fuel	308	290	291	281
Total refined product volumes	1,676	1,650	1,604	1,599
Crude and condensate	493	495	475	477
Total delivery volumes (MBbl/d)	2,169	2,145	2,079	2,076
Terminals
Liquids leasable capacity (MMBbl)	78.6	78.6	78.6	78.6
Liquids leased capacity %	94.3%	93.6%	94.1%	93.2%
Bulk transload tonnage (MMtons)	14.1	13.7	27.7	27.1
CO2
SACROC oil production	18.91	22.27	19.01	20.77
Yates oil production	6.09	6.55	6.17	6.65
Other	1.05	1.09	1.06	1.08
Total oil production - net (MBbl/d) (3)	26.05	29.91	26.24	28.50
NGL sales volumes - net (MBbl/d) (3)	7.97	9.65	8.42	8.90
CO2 sales volumes - net (Bcf/d)	0.316	0.342	0.326	0.352
RNG sales volumes (BBtu/d)	9	5	8	5
Realized weighted average oil price ($ per Bbl)	$69.47	$67.73	$69.08	$67.45
Realized weighted average NGL price ($ per Bbl)	$27.29	$31.22	$27.78	$32.54

CO2 Segment Hedges	Remaining 2024	2025	2026	2027	2028
Crude Oil (4)
Price ($ per Bbl)	$66.21	$65.43	$65.72	$65.66	$64.53
Volume (MBbl/d)	22.90	15.40	9.90	7.10	0.60
NGLs
Price ($ per Bbl)	$48.34	$50.17
Volume (MBbl/d)	4.24	1.09

Notes
(1)	Volumes for acquired assets are included for all periods. However, EBDA contributions from acquisitions are included only for periods subsequent to their acquisition. Volumes for assets divested, idled and/or held for sale are excluded for all periods presented.
(2)	Gasoline volumes include ethanol pipeline volumes.
(3)	Net of royalties and outside working interests.
(4)	Includes West Texas Intermediate hedges.

Table 6
Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Balance Sheets
(In millions, unaudited)

	June 30,	December 31,
	2024	2023
Assets
Cash and cash equivalents	$98	$83
Other current assets	2,092	2,459
Property, plant and equipment, net	37,533	37,297
Investments	7,851	7,874
Goodwill	20,084	20,121
Deferred charges and other assets	3,044	3,186
Total assets	$70,702	$71,020
Liabilities and Stockholders' Equity
Short-term debt	$3,062	$4,049
Other current liabilities	2,896	3,172
Long-term debt	28,560	27,880
Debt fair value adjustments	89	187
Other	4,401	4,003
Total liabilities	39,008	39,291
Other stockholders' equity	30,600	30,523
Accumulated other comprehensive loss	(262)	(217)
Total KMI stockholders' equity	30,338	30,306
Noncontrolling interests	1,356	1,423
Total stockholders' equity	31,694	31,729
Total liabilities and stockholders' equity	$70,702	$71,020

Net Debt (1)	$31,531	$31,837

Table 6 (continued)
Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Balance Sheets
(In millions, unaudited)

	Adjusted EBITDA Twelve Months Ended (2)
Reconciliation of Net Income Attributable to Kinder Morgan, Inc. to Last Twelve Months Adjusted EBITDA	June 30,	December 31,
	2024	2023
Net income attributable to Kinder Morgan, Inc.	$2,447	$2,391
Total Certain Items (3)	54	19
DD&A	2,299	2,250
Amortization of excess cost of equity investments	55	66
Income tax expense (4)	708	682
Interest, net (4)	1,838	1,804
Amounts from joint ventures
Unconsolidated JV DD&A	334	323
Less: Consolidated JV partners' DD&A	(63)	(63)
Unconsolidated JV income tax expense	83	89
Adjusted EBITDA	$7,755	$7,561

Net Debt-to-Adjusted EBITDA (5)	4.1	4.2

Notes
(1)	Amounts calculated as total debt, less (i) cash and cash equivalents; (ii) debt fair value adjustments; and (ii) the foreign exchange impact on our Euro denominated debt of $(7) million and $9 million as of June 30, 2024 and December 31, 2023, respectively, as we have entered into swaps to convert that debt to U.S.$.
(2)	Reflects the rolling 12-month amounts for each period above.
(3)	See table included in “Non-GAAP Financial Measures—Certain Items.”
(4)	Amounts are adjusted for Certain Items. See “Non-GAAP Financial Measures—Certain Items” for more information.
(5)	Year-end 2023 net debt reflects borrowings to fund the STX Midstream acquisition that closed on December 28, 2023. Including a full year of Adjusted EBITDA from the acquired assets on a Pro Forma basis, the leverage ratio would have been 4.1x.

Table 7
Kinder Morgan, Inc. and Subsidiaries
Preliminary Supplemental Information
(In millions, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
KMI FCF
Net income attributable to Kinder Morgan, Inc.	$575	$586	$1,321	$1,265
Net income attributable to noncontrolling interests	27	24	54	48
DD&A	584	557	1,171	1,122
Amortization of excess cost of equity investments	13	19	25	36
Deferred income taxes	159	164	357	354
Earnings from equity investments	(208)	(208)	(451)	(373)
Distribution of equity investment earnings (1)	233	179	416	367
Working capital and other items	304	229	(17)	64
Cash flow from operations	1,687	1,550	2,876	2,883
Capital expenditures (GAAP)	(581)	(535)	(1,200)	(1,042)
FCF	1,106	1,015	1,676	1,841
Dividends paid	(641)	(637)	(1,272)	(1,264)
FCF after dividends	$465	$378	$404	$577

Notes
(1)	Periods ended June 30, 2024 and 2023 exclude distributions from equity investments in excess of cumulative earnings of $46 million and $57 million for the three-month periods, respectively, and $81 million and $118 million for the six-month periods, respectively. These are included in cash flows from investing activities on our consolidated statement of cash flows.